                                                                  Exhibit (a)(1)

PRESS ANNOUNCEMENT
FOR IMMEDIATE RELEASE                                             [STERIS LOGO]




Contacts:   Michael A. Keresman, III, Senior Vice President and CFO
            Gerard J. Reis, Vice President Business and Professional Relations
            (216) 354-2600


                           STERIS TO ACQUIRE ISOMEDIX


       Mentor, Ohio (August 12, 1997) - STERIS Corporation (NASDAQ:STRL) and Isomedix Inc. (NYSE:ISO) today jointly announced an agreement by STERIS to acquire Isomedix, the leading North American provider of contract sterilization and microbial reduction services for manufacturers and producers of medical and non-medical products. The two companies have signed a definitive merger agreement under which STERIS Acquisition Corporation, a STERIS subsidiary, will commence a cash tender offer to acquire all of the outstanding shares of Isomedix for $20.50 per share. The merger agreement has been unanimously approved by the Board of Directors of each company.

       STERIS Corporation, founded in 1987, has rapidly grown to become a world leader in infection prevention, contamination prevention, and surgical support systems, products, services, and technologies. Founded in 1972, Isomedix is the only company in North America providing both gamma radiation and ethylene oxide contract sterilization and microbial reduction modalities with ISO 9001 registration. Additionally, Isomedix is currently expanding its services to include electron-beam processing.

       STERIS's acquisition of Isomedix is consistent with its overall business strategy for internal and external growth to become the premier global company in infection prevention, contamination prevention, and other microbial reduction and process control products, services, and technologies. The addition of Isomedix will enable STERIS to provide the broadest capabilities to help Customers assure that surfaces are free of potentially dangerous microbial

                                     (more)

PRESS ANNOUNCEMENT
AUGUST 12, 1997
PAGE 2



contamination and safe for contact by humans. The acquisition of Isomedix fulfills a STERIS objective of being able to participate economically in all surgical procedures, regardless of the type of procedure or location of performance of the surgery. Upon completion of the acquisition, STERIS products, processes, and services will provide Customers with the ability to safely and effectively sterilize all types of surgical devices - reusable, reposable, and disposable - regardless of whether the devices are processed on-site or off-site in a centralized or decentralized manner. By using STERIS products and services, Customers can assure that all surgical devices have been properly sterilized and transported to the surgical site.

       The transaction is expected to add approximately $25 million to STERIS's March ending fiscal year 1998 revenues with minimal earnings impact in the current fiscal year as business integration occurs. STERIS expects the acquisition to be accretive to earnings in subsequent years before the impact of anticipated sales and expense avoidance synergies. The Company sees significant upside opportunities through the bundling of products and services in current markets and the development of new initiatives, such as food processing, hospital outsourcing, electron-beam industrial applications, and international market expansion. During the next few years STERIS believes the growth of the contract sterilization and microbial reduction business will be consistent with its stated overall growth objectives of 15% to 20% in annual revenues and 20% to 25% in earnings.

       The combination of STERIS and Isomedix brings together industry leaders with significant technological expertise, processes, methodologies, and services. Consolidation within the healthcare industry in both the patient care and supplier market segments has created the need for companies with broader overall product lines and service capabilities. Customers are increasingly concerned about patient and worker safety while improving clinical and economic outcomes. The expanded capabilities of STERIS further enable Customers to optimize their costs and outcomes within the critical infection prevention and surgical support areas.

                                     (more)

PRESS ANNOUNCEMENT
AUGUST 12, 1997
PAGE 3



       STERIS plans to use Isomedix as a base for expansion into other domestic market segments and the fragmented international contract sterilization and microbial reduction markets. Many of the current common Customers of STERIS and Isomedix are large, multinational medical products companies that can benefit from supplier consolidation of high quality, complementary products and services.

       Bill R. Sanford, STERIS's Chairman, President, and Chief Executive Officer stated, "This transaction expands our ability to serve our current Customers while significantly enhancing STERIS's access to the scientific and industrial contract sterilization and microbial reduction markets. The purchase is consistent with the recent acceleration of our penetration of our target markets through internal growth and the acquisitions of Amsco, Surgicot, Calgon Vestal, and Joslyn. In addition, this transaction further increases the percentage of STERIS's revenues generated by sales of consumables and services. Our stated objective is to have such revenues account for at least 50% of total revenues. STERIS will now have capabilities in infection prevention, contamination prevention, and other microbial reduction applications beyond any other company in the world. We are experts in what we do and are well-positioned to take advantage of attractive growth opportunities. We believe the application of STERIS's considerable marketing, financial, technical, and educational resources to the Isomedix target Customer base will enhance Isomedix's North American leadership position and ability to capture a large part of the growth of the contract sterilization business."

       Mr. Sanford continued, "We are extremely pleased to welcome John Masefield as a valuable addition to the STERIS team. Isomedix will be a wholly owned subsidiary of STERIS, and John will continue as Chairman and CEO of Isomedix. John is a pioneer and visionary of the contract sterilization industry, having founded Isomedix almost 25 years ago. He will provide valuable guidance as STERIS enters this market in a significant way."

                                     (more)

PRESS ANNOUNCEMENT
AUGUST 12, 1997
PAGE 4



       Mr. Masefield stated, "We at Isomedix are excited about the potential of the combination with STERIS to further enhance our leadership position in contract sterilization. This year Isomedix is celebrating our 25th Anniversary. For a quarter century we have been building and expanding upon Isomedix's reputation as the number one company for providing the highest quality contract sterilization and microbial reduction services to industry. The application of STERIS's resources and market position to our business should enable Isomedix to accelerate our growth in our core medical market while capitalizing on the extraordinary opportunities in the food, cosmetics, and other markets where significant concerns exist regarding microbial contamination."

       The tender offer of $20.50 in cash for each Isomedix share represents a total transaction value of approximately $142 million. The offer price is a premium of more than 30% above the last 90 days average trading price and provides immediate liquidity to Isomedix stockholders. The objective of both STERIS and Isomedix is to complete the transaction before the end of September. The tender offer is subject to satisfaction of customary closing conditions, including STERIS's acquisition of a majority of the outstanding Isomedix stock. The tender offer is not conditioned upon financing.

       STERIS reported revenues of $155.1 million for its first three months of fiscal 1998, ended June 30, 1997. Net income for the quarter increased 21% to $11.7 million, compared to $9.7 million in fiscal 1997 first quarter, adjusted for non-recurring and restructuring charges. During the same quarter, Isomedix reported revenues of $13.6 million and income from continuing operations of $2.3 million.


                                     (more)

PRESS ANNOUNCEMENT
AUGUST 12, 1997
PAGE 5



       STERIS Corporation is a leading provider of infection prevention, contamination prevention, and surgical support systems, products, services, and technologies to healthcare, scientific, research, and industrial Customers throughout the world. The Company has approximately 4,000 Associates (employees) worldwide, including more than 1,200 direct sales, service, and field support personnel. Customer Support facilities are located in major global market centers with manufacturing operations in the United States, Canada, Germany, and Finland.

                                     *****

       This press release contains statements concerning certain trends and other forward-looking information affecting or relating to the Company and its industry that are intended to qualify for the protections afforded "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. There are many important factors that could cause actual results to differ materially from those in the forward-looking statements. Many of these important factors are outside STERIS's control. Changes in market conditions, including competitive factors and changes in government regulations, could cause actual results to differ materially from the Company's expectations. No assurance can be provided as to any future financial results. Other potentially negative factors that could cause actual results to differ materially from those in the forward-looking statements include (a) the possibility that the continuing integration of acquired businesses will take longer than anticipated,
(b) the potential for increased pressure on pricing that leads to erosion in profit margins, and (c) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company's products.

                                     (end)